UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 13, 2010

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

At its meeting held on January 13, 2010, the Board of Directors (the “Board”) of Best Buy Co., Inc. took the following actions effective immediately:

Appointment of Lead Independent Director and Adoption of Changes to the Corporate Governance Principles

On January 13, 2010, following the recommendation of the Nominating, Corporate Governance and Public Policy Committee (the “Nominating Committee”) of the Board, the Board created the position of Lead Independent Director by implementing changes to the Corporate Governance Principles. The Board appointed Matthew H. Paull, an independent director, to serve as Lead Independent Director for a term commencing after the June 23, 2010, Regular Meeting of Shareholders and lasting through the Regular Meeting of Shareholders in June 2011. It is anticipated that Mr. Paull will continue to serve as a member of the Audit and Finance and Investment Policy Committees of the Board.

The Board also adopted a resignation policy for directors who do not receive a majority of the votes cast in an election.

The Corporate Governance Principles as amended are attached as Exhibit 99.

Declaration of Financial Expert Status for Audit Committee Members

On January 13, 2010, following the recommendation of the Nominating Committee, the Board determined that Mr. Hatim A. Tyabji qualifies as an “audit committee financial expert” as defined in the Securities Exchange Act of 1934.  Currently, all members of the Audit Committee of the Board qualify as “audit committee financial experts.”

Item 9.01 Financial Statements and Exhibits

(d) The following is filed or furnished as noted as exhibits to this report.

Number	Description
99

Best Buy Co., Inc. Corporate Governance Principles as amended January 13, 2010. Any internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein. (as furnished)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: January 19, 2010	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer